Exhibit 99.1

      Quovadx Reports Fourth Quarter and Full Year 2005 Financial Results;
                Company Delivers Net Income with Higher Revenue,
  Margins and Cash in Fourth Quarter 2005; Launches Growth Initiatives for 2006

    GREENWOOD VILLAGE, Colo.--(BUSINESS WIRE)--March 7, 2006--Quovadx, Inc. (Nasdaq:QVDX), a global software and services company, today announced financial results for the fourth quarter and full year ended December 31, 2005.
    For the fourth quarter of 2005, the Company reported:

    -- Revenue of $21.6 million, up seven percent sequentially and up six percent year over year

    -- Software license revenue of $8.3 million, up 13 percent sequentially and up eight percent year over year

    -- Gross margin of 58 percent, up from 53 percent in the third quarter and 51 percent in the fourth quarter a year ago

    -- Net income of $0.4 million, or $0.01 per diluted share, up from a third quarter loss of $1.7 million, or ($0.04) per diluted share and a year-ago loss of $1.9 million, or ($0.05) per diluted share

    -- Earnings before interest, taxes, depreciation and amortization (EBITDA) of $2.8 million, up from $1.1 million in the third quarter and $1.4 million a year ago

    -- Cash provided by operations of $3.1 million, down from $4.4 million in the third quarter and $3.3 million in the same period a year ago

    -- Total cash, cash equivalents, investments and restricted cash of $32.8 million, up from $31.2 million in the third quarter and $25.4 million a year ago

    For full year 2005, the Company reported:

    --  Revenue of $83.1 million, up from $82.8 million a year ago

    -- Software license revenue of $29.8 million, up 10 percent year over year

    -- International revenues of $12.7 million, up 32 percent year over year

    -- Indirect channel revenues of $3.5 million, up 87 percent year over year

    --  Gross margin of 56 percent, up from 36 percent in 2004

    -- Net loss of $2.9 million, or ($0.07) per diluted share, down from a loss of $24.2 million, or ($0.61) per diluted share in 2004

    -- EBITDA of $8.2 million, a $12.6 million increase from negative EBITDA of $4.4 million a year ago

    -- Cash provided by operations of $10.6 million, a $14.8 million increase over cash used in operations of $4.2 million in 2004

    Revenue growth in the fourth quarter was primarily related to the addition of several new customers, as well as strong sales of the Company's solutions and key renewal agreements with existing customers during the quarter.
    "2005 was a defining and stabilizing year for Quovadx as we accomplished all of the objectives we outlined in August 2004," said Harvey A. Wagner, president and chief executive officer of Quovadx. "Over the past year and a half, we have strengthened the Quovadx management team, restructured the Company into three distinct operating divisions, stabilized revenue, improved gross margins, sold non-strategic assets and more than tripled our cash balance. In the fourth quarter of 2005, we achieved the objective of delivering net income for the quarter."
    "In 2005, we also took a hard look at each of our businesses, evaluated our assets, and assessed our market opportunities," Wagner continued. "We validated that each of our divisions addresses attractive, growing markets, has proven technology with well-respected brands, enjoys a leadership position in its respective markets and has significant opportunities for growth. Also in 2005, we made incremental investments to develop new products and enhance existing solutions in each of our businesses. This, coupled with our planned increased investments in 2006, should enable us to accelerate growth as we go forward."

    Business Division Highlights

    Integration Solutions Division

    The Integration Solutions division (ISD) provides clinical and financial interoperability solutions for hospitals, government entities, health plans and healthcare communities, designed to improve business process efficiency and leverage existing technology infrastructure.
    For the fourth quarter of 2005, ISD reported:

    -- Revenue of $10.8 million, up 14 percent sequentially and up seven percent year over year

    -- License revenue of $3.2 million, up 49 percent sequentially and up 15 percent year over year

    -- Gross margin of 44 percent, up from 32 percent in the third quarter and 33 percent a year ago

    -- Net income from continuing operations of $2.2 million, up from $0.3 million in the third quarter and up from $0.6 million a year ago

    For full year 2005, ISD reported:

    -- Total revenue of $39.3 million, down four percent year over year

    --  License revenue of $9.0 million, up 27 percent year over year

    -- Gross margin of 38 percent, up from six percent in 2004; gross margin in 2004 included $7.2 million of asset impairment charges

    -- Net income from continuing operations of $3.5 million, up from a net loss from continuing operations of $12.6 million in 2004

    ISD signed several contracts during the fourth quarter with both new and existing customers. Key agreements for ISD's flagship product, the Cloverleaf(R) Integration Suite, its Identity Services Suite and accompanying professional services included a sale to one of the nation's leading health-benefits companies and an agreement with The Winnipeg Regional Health Authority in Manitoba, Canada, responsible for coordinating health services in the Winnipeg region.
    In the fourth quarter, ISD also signed a number of new or expanded partnerships, including an expanded reseller agreement with RMD Networks, a provider of healthcare solutions that enable collaboration between communities of physicians and their service providers. In addition, ISD completed significant agreements with established channel partners E. Novation Lifeline and HealthComm in Europe for core Cloverleaf(R) technology to be used in their respective customers' healthcare information technology solutions.
    Also during the quarter, ISD expanded its sales presence in Canada to better serve a growing number of customers and to leverage the fast-growing demand for healthcare information technology in that country.
    The Division continued to play a key role in the enablement of the regional health information organizations (RHIOs). In November 2005, ISD was included in one of four consortia selected by the Department of Health and Human Services (HHS) to develop a prototype for a Nationwide Health Information Network (NHIN). ISD is part of an Accenture-led team working to develop a network for secure information sharing among hospitals, laboratories, pharmacies and physicians in West Virginia, eastern Kentucky, northeastern Tennessee and southwestern Virginia. Ultimately, all four consortia are expected to work together to ensure that information can move seamlessly between each of the four networks, thus establishing a single infrastructure for the sharing of electronic health information.
    In November 2005, ISD's largest customer, the Medical University of South Carolina (MUSC) agreed to renew its existing contract through November 5, 2006, with an option to extend services through December 31, 2006. Under terms of the agreement, ISD provides outsourced IT services to MUSC, with an expected annual revenue contribution in 2006 of approximately $12.0 million. In the renewal agreement, MUSC stated its intent to bring these services in-house at the completion of the contract term.
    In February 2006, ISD announced the availability of the Intelligent Health Broker (IHB), a new product that provides technology and standards-based tools for Web-service enablement and service-oriented architecture (SOA), which, in turn, helps to create cost-efficient health interoperability solutions.
    Quovadx expects to complete a number of growth initiatives in ISD in 2006, including the full market launch of IHB and related clinical and financial interoperability solutions, new enhancements to its Cloverleaf(R) Suite and the continued expansion of international and indirect channels.

    CareScience Division

    The CareScience(TM) division provides care management services and analytical solutions to hospitals and health systems.
    For the fourth quarter of 2005, CareScience reported:

    -- Revenue of $3.9 million, up 10 percent sequentially and up 17 percent year over year

    -- Gross margin of 41 percent, up from 39 percent in the third quarter of 2005 and 30 percent in the fourth quarter of 2004

    -- Net loss from continuing operations of $158,000, compared to a net loss from continuing operations of $38,000 in the third quarter and $360,000 in the year-ago quarter

    For full year 2005, CareScience reported:

    --  Revenue of $15.4 million, up 11 percent year over year

    --  Gross margin of 41 percent, up from 31 percent in 2004

    -- Net loss from continuing operations of $27,000, a significant improvement from a net loss from continuing operations of $1.2 million in 2004

    CareScience signed several contracts during the fourth quarter with both new and existing customers. Key agreements with new customers for the flagship CareScience(TM) Quality Management solution and CareScience(TM) Professional Services included Inova Health in Virginia, John Hopkins Bayview Hospital in Maryland and Crozer Chester Hospital in Pennsylvania. In addition, CareScience completed key renewal agreements with St. Alphonsus Hospital in Idaho and Memorial Hospital in Colorado, as well as a number of expansion agreements with existing customers.
    During the fourth quarter, CareScience also announced the availability of the CareScience(TM) Standards of Care offering. This is a new single-source reporting and quality measurement solution that, coupled with CareScience Professional Services, allows healthcare providers to streamline the collection, measurement and analysis of clinical quality data for external and internal reporting.
    In 2006, Quovadx expects to complete a number of CareScience growth initiatives, including the full market launch of CareScience Standards of Care, new product development to support real time identification and active care management of patients and enhanced sales, marketing and services initiatives.

    Rogue Wave Software Division

    The Rogue Wave Software division specializes in high-performance development tools, frameworks and software libraries for the professional developer.
    For the fourth quarter of 2005, Rogue Wave Software reported:

    -- Total revenue of $6.9 million, down from $7.1 million in the third quarter and $7.0 million a year ago

    -- Gross margin of 89 percent, in line with 89 percent in the third quarter of 2005 and in the fourth quarter of 2004

    -- Net income from continuing operations of $2.0 million, down from $2.6 million in the third quarter and $2.4 million a year ago

    For full year 2005, Rogue Wave Software reported:

    --  Total revenue of $28.4 million, up from $28.2 million in 2004

    --  Gross margin of 88 percent, up from 82 percent in 2004

    -- Net income from continuing operations of $9.4 million, up 22 percent from $7.7 million in 2004

    During the fourth quarter, Rogue Wave Software signed agreements with new and existing customers both domestically and abroad, including P2 Energy Solutions in Alberta, Canada, Statit Software, Inc. in Oregon, and in Germany, both PanDacom for use of its SourcePro(R) product and RTS for use of its SourcePro(R) and LEIF products. The Division also continued to expand relationships with strategic partners by signing a distribution agreement for its SourcePro(R) Core product to be embedded in the trading solution for Rubix Technology, a leading provider of telecommunications solutions.
    In December, Rogue Wave(R) Hydra was announced. This is a new service-oriented architecture (SOA) framework designed to assist customers in the design and deployment of high-performance applications. Leveraging Rogue Wave Software's pioneering "Pipelines" technology, which focuses on achieving efficiency and scalability through parallel processing, this solution enables IT architects and professional developers to achieve order-of-magnitude performance and throughput improvements for data-intensive software applications. The Division has now signed seven proof-of-concept agreements for its Rogue Wave Hydra development tools, and it expects to be ready to ship this product in the first quarter of 2006.
    Growth initiatives in 2006 include completing the full market launch of Rogue Wave Hydra, leveraging services to help customers use Rogue Wave Hydra to build and maintain critical applications, developing key selling partnerships with targeted independent software vendors (ISVs) and system integrators and developing new add-on products and components for Rogue Wave Hydra.

    Summary

    "Based on what we see in the markets we serve, with healthcare IT and SOA spending starting to accelerate, we believe we are positioned to benefit from the work we did in 2005 stabilizing the Company both financially and operationally," Wagner said. "Consequently, in 2006, we intend to take advantage of the market window and make significant investments to bring new products to market, expand our sales channels and marketing activity and accelerate targeted growth initiatives. While this increased investment is expected to generate a net loss in 2006, we believe the successful execution of this plan will position us to deliver double digit compounded annual revenue growth and sustainable profitability beginning in 2007."
    The Company provided the following objectives for its 2006 - 2008 plan:

    -- Annual revenue growth of five to 10 percent in 2006, accelerating annually to 15 to 20 percent growth in 2008;

    --  Gross margin improving to 65 to 68 percent by 2008;

    -- Net loss in 2006 in the range of ($0.14) to ($0.20) per diluted share, including SFAS 123R expense or ($0.09) to ($0.14) per diluted share, excluding SFAS 123R expense

    --  Net income beginning in the latter half of 2007

    Other Matters

    In accordance with the requirements of SFAS 123R, in 2006 Quovadx will begin to report compensation expense associated with stock options. Based on current estimates, we expect 2006 stock compensation expense to be in the range of $2.0 to $2.5 million or $0.05 to $0.06 per share.
    In 2004, Quovadx became the subject of an SEC investigation and a number of stockholder lawsuits. The SEC investigation and lawsuits are ongoing. We expect to incur liability in connection with the lawsuits; however, we are unable to estimate the timing or extent of the potential impact at this time.

    Non-GAAP Financial Measures

    This press release contains "non-GAAP financial measure(s)" as defined in Item 10 of Regulation S-K of the Securities Exchange Act of 1934, as amended, including EBITDA for the quarters and the twelve months ended December 31, 2005 and 2004. These "non-GAAP" measures should be viewed in addition to, and not as an alternative for, the Company's reported results prepared in accordance with Generally Accepted Accounting Principles in the United States ("GAAP"). We believe these measures provide useful information to management and to investors.
    Reconciliations of EBITDA for the quarters and for the twelve months ended December 31, 2005 and 2004, as compared to the most directly similar GAAP financial measures, are presented in the EBITDA reconciliation table at the end of the press release.

    Conference Call

    Quovadx will host a conference call today, March 7, 2006, at 3:00 p.m. MST/5:00 p.m. EST, which will broadcast live over the Internet. Please visit the "Investors" section of the Company's Website at: http://www.investors.quovadx.com and click on the Investor Events page. For those who cannot access the live broadcast, a replay of the presentation will be archived on the Webcast and Presentation page of the Investor Relations section of the Company's Website. In addition, an audio replay of the call will be available through March 14, 2006, by calling toll free at 888-286-8010 and entering pass code 90342956.

    About Quovadx, Inc.

    Quovadx (Nasdaq:QVDX) offers software and services for system development, extension, integration and analysis to enterprise customers worldwide. Quovadx has three divisions, including the Integration Solutions division (ISD), which offers private and public healthcare organizations software infrastructure to facilitate system interoperability and leverage existing technology; the CareScience division, which provides care management and analytical solutions to hospitals and health systems; and the Rogue Wave Software division, which provides software and services for enterprise-class application development. Quovadx serves companies in the healthcare, financial services, telecommunication and public sectors. For more information, please visit http://www.quovadx.com.

    CARESCIENCE and QUOVADX are trademarks, and CLOVERLEAF, ROGUE WAVE and SOURCEPRO are registered trademarks, of Quovadx, Inc. All other company and product names mentioned may be trademarks of the companies with which they are associated.

    Cautionary Statement

    Certain forward-looking statements are included in this release, including statements relating to goals and future business opportunities. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements reflect Quovadx management's current expectations regarding future events and operating performance and speak only as of the date of this release. Investors are cautioned that all forward-looking statements in this release involve risks and uncertainties that could cause actual results to differ materially from those referred to in the forward-looking statements. Factors that may affect future results and limit the Company's ability to accelerate revenue growth and achieve sustainable growth in revenue, cash and profits include: the ability of Quovadx's business divisions to execute growth strategies; increased market competition; market acceptance of and demand for existing products; market acceptance and demand for new solutions in the process of being introduced, including Rogue Wave(R) Hydra, CareScience(TM) Standards of Care and ISD's Intelligent Health Broker and related interoperability solutions; technology adoption within the healthcare sector; the speed at which communities adopt and fund electronic health and medical records, computerized physician order entry systems, national provider ID initiatives and community-based health information exchange initiatives; the speed at which healthcare providers, payers and communities adopt and fund pay-for-performance initiatives; the rate at which software developers move away from C++ applications in favor of Java or other program-language applications; the Company's ability to successfully execute marketing plans and programs; the Company's success in maintaining and expanding current relationships, winning new customers and growing internationally; the Company's success with its partnership and channel-sales marketing strategy; the Company's ability to hit the market window for new technologies and solutions; the impact of the pending SEC investigation and class action litigation; the Company's ability to manage and mitigate the liability it faces under privacy and security laws, regulations and contract requirements; and other risks described in the Company's annual and quarterly filings with the SEC, copies of which are available without charge from the Company. These filings are also available electronically through a link from the Quovadx Investor Relations Web page or from the SEC Web site at www.sec.gov under "Quovadx, Inc." If any of the events described in those filings were to occur, either alone or in combination, it is likely that the Company's ability to reach the results described in the forward-looking statements could be impaired and the Company's stock price could be adversely affected. Quovadx does not undertake any obligation to update or correct any forward-looking statements included in this release to reflect events or circumstances occurring after the date of this release.


Quovadx, Inc.
Condensed Consolidated Balance Sheets
(in thousands)

                                                   Dec. 31,  Dec. 31,
                                                     2005      2004
                                                   --------- ---------

ASSETS
Current assets:
 Cash and cash equivalents                          $17,806   $18,822
 Short-term investments                              14,850     6,025
 Accounts receivable, net                            14,122    14,068
 Unbilled accounts receivable                           720     1,195
 Prepaid and other                                    1,771     2,598
                                                   --------- ---------
Total current assets                                 49,269    42,708

 Property and equipment, net                          3,220     4,182
 Software, net                                        7,409    11,333
 Other intangible assets, net                        13,862    17,713
 Goodwill                                            46,724    46,724
 Restricted cash                                        175       578
 Other assets                                           484       707
                                                   --------- ---------
Total assets                                       $121,143  $123,945
                                                   ========= =========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
 Accounts payable                                    $3,383    $3,523
 Accrued liabilities                                 11,175     9,058
 Deferred revenue                                    17,601    19,927
                                                   --------- ---------
Total current liabilities                            32,159    32,508

Long term liabilities                                   797     1,039
                                                   --------- ---------

Total liabilities                                    32,956    33,547

Commitments and contingencies

Total stockholders' equity                           88,187    90,398
                                                   --------- ---------
Total liabilities and stockholders' equity         $121,143  $123,945
                                                   ========= =========

End of the period common shares outstanding          41,642    40,619
                                                   ========= =========




Quovadx, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except per share amounts)

                                      Three Months     Twelve Months
                                         Ended             Ended
                                       December 31,     December 31,
                                     --------------- -----------------
                                      2005    2004     2005     2004
                                     --------------- -----------------

Revenue:
 Software license                    $8,324  $7,721  $29,792  $27,172
 Professional services                3,119   2,958   13,210   14,540
 Recurring services                  10,199   9,803   40,101   41,089
                                     --------------- -----------------
   Total revenue                     21,642  20,482   83,103   82,801

Cost of revenue:
 Software license                     2,477   2,735    9,308   12,506
 Professional services                2,145   2,635    9,534   14,715
 Recurring services                   4,485   4,159   18,027   18,878
 Asset Impairments                        -     430        -    7,195
                                     --------------- -----------------
   Total cost of revenue              9,107   9,959   36,869   53,294
                                     --------------- -----------------

      Gross profit                   12,535  10,523   46,234   29,507
                                     --------------- -----------------

Operating expenses:
 Sales and marketing                  5,079   4,056   17,364   19,597
 General and administrative           4,313   4,945   17,498   19,832
 Research and development             2,124   2,947   10,921   13,383
 Amortization of acquired intangibles   962   1,011    3,850    3,718
                                     --------------- -----------------
   Total operating expenses          12,478  12,959   49,633   56,530
                                     --------------- -----------------
Income (loss) from operations            57  (2,436)  (3,399) (27,023)

 Gain on sales of assets                  -       -        -    1,535
 Other income, net                       38       -      177       45
 Interest income, net                   379      60      655      310
                                     --------------- -----------------
Income (loss) before income taxes       474  (2,376)  (2,567) (25,133)
 Income tax expense                      65     133      321      133
                                     --------------- -----------------
Income (loss) from continuing
 operations                             409  (2,509)  (2,888) (25,266)
 Income and gain from discontinued
  operations                              -     564        -    1,035
                                     --------------- -----------------
Net income (loss)                      $409 $(1,945) $(2,888)$(24,231)
                                     =============== =================

Income (loss) from continuing
 operations per common share - basic $0.01 $(0.06) $(0.07) $(0.63) Income and gain from discontinued
 operations per common share - basic      -    0.01        -     0.03
                                     --------------- -----------------
Net income (loss) per common share -
 basic                                $0.01  $(0.05)  $(0.07)  $(0.61)
                                     =============== =================

Shares used in computing net loss per
 share  - basic                      41,291  40,428   40,924   39,892
                                     =============== =================

Income (loss) from continuing
 operations per common share -
 diluted                              $0.01  $(0.06)  $(0.07)  $(0.63)
Income and gain from discontinued
 operations per common share -
 diluted                                  -    0.01        -     0.03
                                     --------------- -----------------
Net income (loss) per common share -
 diluted                              $0.01  $(0.05)  $(0.07)  $(0.61)
                                     =============== =================

Shares used in computing net loss per
 share  - diluted                    42,432  40,428   40,924   39,892
                                     =============== =================




Quovadx, Inc.
Condensed Consolidated Statements of Cash Flows
(in thousands)

                                    Three Months      Twelve Months
                                       Ended              Ended
                                    December 31,       December 31,
                                  ------------------------------------
                                    2005     2004     2005      2004
                                  ----------------- ------------------
Cash flows from operating activities
Net loss                             $409  $(1,945) $(2,888) $(24,231)
Adjustments to reconcile net loss
 to net cash provided by (used in)
 operating activities:
 Depreciation and amortization      1,720    2,344    7,570    11,108
 Amortization of acquired
  intangibles                         962      982    3,850     3,332
 Stock based compensation             150        -      452         -
 Amortization of deferred
  compensation                          -       11       20       470
 Asset impairments                      -      413        -     7,529
 Gain on sale of assets                 -     (446)       -    (1,981)
 Bad debt (recovery) expense          (22)     376     (461)      162
 Change in assets and liabilities:
  Accounts receivable              (1,158)     669      220     3,986
  Unbilled accounts receivable        130      (30)     474     2,270
  Prepaid and other                   521    1,647    1,467     2,063
  Accounts payable                    329     (323)    (120)   (4,430)
  Accrued liabilities               1,533   (2,285)   2,083    (5,139)
  Deferred revenue                 (1,519)   1,849   (2,041)      711
                                  ----------------- ------------------
     Net cash provided by
      (used in) operating
      activities                    3,055    3,262   10,626    (4,150)
                                  ----------------- ------------------

Cash flows from investing activities
 Purchase of property and
  equipment                          (401)    (354)  (1,277)   (1,010)
 Capitalized software                (970)    (173)  (1,508)   (1,087)
 Purchases of short-term
  investments                     (23,703)       -  (38,240)   (6,025)
 Sales of short-term investments   23,700        -   29,415         -
 Proceeds from sale of assets           -    2,341        -     5,476
                                  ----------------- ------------------
     Net cash used in
      investing activities         (1,374)   1,814  (11,610)   (2,646)
                                  ----------------- ------------------

Cash flows from financing activities
 Proceeds from issuance of common
  stock                               486      373    1,275     1,444
                                  ----------------- ------------------
     Net cash provided by
      financing activities            486      373    1,275     1,444
                                  ----------------- ------------------

Effect of foreign exchange rate
 changes on cash                     (510)     455   (1,307)      486
                                  ----------------- ------------------

Cash and cash equivalents
 Net increase (decrease)            1,657    5,904   (1,016)   (4,866)
 Beginning of period               16,149   12,918   18,822    23,688
                                  ----------------- ------------------
 End of period                    $17,806  $18,822  $17,806   $18,822
                                  ================= ==================

Short-term investments             14,850    6,025   14,850     6,025
Restricted cash                       175      578      175       578
                                  ----------------- -------- ---------
Total cash, cash equivalents and
 short-term investments           $32,831  $25,425  $32,831   $25,425
                                  ================= ======== =========


Quovadx, Inc.
EBITDA Reconciliation
(in thousands)
(Unaudited)

                                    Three Months      Twelve Months
                                       Ended              Ended
                                    December 31,       December 31,
                                   ---------------- ------------------
                                    2005     2004     2005      2004
                                   ------- -------- -------- ---------
GAAP net income (loss)               $409  $(1,945) $(2,888) $(24,231)
Interest income                      (379)     (60)    (655)     (310)
Depreciation & amortization         2,682    3,326   11,420    14,440
Gain on sale of assets                  -     (446)       -    (1,981)
Income taxes                           65      133      321       133
Asset impairments                       -      413        -     7,529
                                   ------- -------- -------- ---------

EBITDA                             $2,777   $1,421   $8,198   $(4,420)
                                   ======= ======== ======== =========



    CONTACT: Quovadx, Inc.
             Investor Contact:
             Rebecca Winning, 720-554-1346
             rebecca.winning@quovadx.com
                or
             Media Contact:
             Andrea Lashnits, 720-554-1246
             andrea.lashnits@quovadx.com